                                                                     EXHIBIT 2.1

================================================================================








                          AGREEMENT AND PLAN OF MERGER


                                      among


                            Splinex Technology Inc.,

                           Ener1 Acquisition Corp. and

                                   Ener1, Inc.



                                   Dated as of


                                  June 9, 2004











================================================================================

                                Table of Contents


ARTICLE I THE MERGER.......................................................1

    1.1     The Merger.....................................................1
    1.2     Filing.........................................................1
    1.3     Effective Time of the Merger...................................1
    1.4     Effects of the Merger..........................................1
    1.5     Certificate of Incorporation...................................1
    1.6     Bylaws.........................................................2
    1.7     Directors and Officers.........................................2
    1.8     Dividend; Exchange Agent and Procedures........................2
    1.9     No Further Ownership Rights in Acquisition Common Stock........3
    1.10    Termination of Exchange Fund...................................3
    1.11    No Liability...................................................3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF ACQUISITION...................3

    2.1     Corporate Organization, Etc....................................4
    2.2     Subsidiaries...................................................4
    2.3     Stock Record Books.............................................4
    2.4     Books and Records..............................................4
    2.5     Title to Stock.................................................4
    2.6     Authorization, Etc.............................................4
    2.7     No Violation...................................................4
    2.8     No Operations..................................................5
    2.9     Registration Statement.........................................5
    2.10    Brokerage......................................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SPLINEX......................5

    3.1     Corporate Organization, Etc....................................5
    3.2     Subsidiaries...................................................5
    3.3     Stock Record Books.............................................5
    3.4     Books and Records..............................................6
    3.5     Title to Stock.................................................6
    3.6     Authorization, Etc.............................................6
    3.7     No Violation...................................................6
    3.8     Splinex Financial Statements...................................6
    3.9     Employees......................................................7
    3.10    Absence of Certain Changes.....................................7

    3.11    Contracts......................................................7
    3.12    Title and Related Matters......................................7
    3.13    Litigation.....................................................8
    3.14    Tax Matters....................................................8
    3.15    Intellectual Property..........................................8
    3.16    Affiliate Transactions.........................................9
    3.17    Insurance......................................................9
    3.18    Brokerage......................................................9
    3.19    Compliance with Law and Applicable Government Regulations......9
    3.20    Loan Agreement.................................................9
    3.21    Permits........................................................9
    3.22    Foreign Corrupt Practices......................................9
    3.23    Disclosure....................................................10
    3.24    Registration Statement........................................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ENER1........................10

    4.1     Corporate Organization, Etc...................................10
    4.2     Authorization, Etc............................................10
    4.3     No Violation..................................................11
    4.4     Brokerage.....................................................11
    4.5     Opinion of Ener1 Financial Advisor............................11

ARTICLE V MUTUAL COVENANTS OF ACQUISITION AND SPLINEX.....................11

    5.1     Regular Course of Business....................................11
    5.2     Amendments....................................................11
    5.3     Capital Changes; Pledges......................................12
    5.4     Dividends.....................................................12
    5.5     Capital and Other Expenditures................................12
    5.6     Borrowing.....................................................12
    5.7     Other Commitments.............................................12
    5.8     Preparation of Form S-1; OTC Bulletin Board...................12
    5.9     Full Access and Disclosure....................................13
    5.10    Confidentiality...............................................13
    5.11    Further Assurances............................................14
    5.12    Deliveries After Closing......................................14
    5.13    Public Announcements..........................................14
    5.14    SEC Filings...................................................14

ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF SPLINEX.......................15

    6.1     Representations and Warranties; Performance...................15

    6.2     Consents and Approvals........................................15
    6.3     No Proceeding or Litigation...................................15
    6.4     Proceedings and Documents.....................................15
    6.5     Secretary's Certificate.......................................16
    6.6     Certificates of Good Standing.................................16
    6.7     Other Documents...............................................16
    6.8     Effectiveness of Registration Statement.......................16

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND ENER1........16

    7.1     Representations and Warranties; Performance...................16
    7.2     Consents and Approvals........................................16
    7.3     Opinion of Counsel............................................17
    7.4     No Proceeding or Litigation...................................17
    7.5     Secretary's Certificate.......................................17
    7.6     Certificates of Good Standing.................................17
    7.7     Other Documents...............................................17
    7.8     Proceedings and Documents.....................................17
    7.9     Effectiveness of Registration Statement.......................17
    7.10    Loan Agreement................................................17
    7.11    Election by Certain Convertible Securities Holders............17
    7.12    Contribution..................................................18

ARTICLE VIII CLOSING......................................................18

    8.1     Closing.......................................................18
    8.2     Intervening Litigation........................................18

ARTICLE IX TERMINATION AND ABANDONMENT....................................18

    9.1     Methods of Termination........................................18
    9.2     Procedure Upon Termination....................................18

ARTICLE X INDEMNIFICATION.................................................19

    10.1    Indemnification by Splinex....................................19
    10.2    Indemnification by Ener1......................................19
    10.3    Procedures....................................................20
    10.4    Survival......................................................20
    10.5    Contribution..................................................20

ARTICLE XI MISCELLANEOUS PROVISIONS.......................................20

    11.1    Amendment and Modification....................................21
    11.2    Waiver of Compliance; Consents................................21
    11.3    Certain Definitions and Rules of Construction.................21

    11.4    Notices.......................................................25
    11.5    Assignment....................................................27
    11.6    Governing Law.................................................27
    11.7    Counterparts..................................................27
    11.8    Headings......................................................27
    11.9    Entire Agreement..............................................27
    11.10   Consent to Jurisdiction; Service of Process...................27
    11.11   Binding Effect................................................27
    11.12   Injunctive Relief.............................................27
    11.13   Delays or Omissions...........................................28
    11.14   Severability..................................................28
    11.15   Expenses......................................................28
    11.16   Waiver of Jury Trial..........................................28

                                    EXHIBITS

A            Certificate of Merger for Delaware Secretary of State
B            Form of Officer's Certificate
C            Form of Secretary's Certificate

                                    SCHEDULES

3.8(b)       Splinex Postclosing Indebtedness
3.15         Splinex Material Proprietary Rights
3.16         Splinex Affiliate Transactions
4.3          Ener1 Absence of Violations

         This Agreement and Plan of Merger (the "AGREEMENT"), dated as of June 9, 2004, is by and among Splinex Technology Inc., a Delaware corporation ("SPLINEX") Ener1 Acquisition Corp., a Delaware corporation ("Acquisition") and Ener1, Inc., a Florida corporation ("ENER1") . Terms used herein and not otherwise defined have the meanings set forth in Section 11.3 hereof.

         WHEREAS, Acquisition, which is a wholly-owned subsidiary of Ener1, and Splinex have agreed to merge pursuant to the terms and conditions hereof and in accordance with the requirements of Delaware law (the "Merger").

         NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. At the Effective Time,

         (a) Acquisition shall be merged with and into Splinex and the separate corporate existence of Acquisition shall cease, and Splinex shall continue as the surviving corporation under the laws of the State of Delaware under the name of "Splinex Technology Inc." (the "SURVIVING CORPORATION"); and

         (b) the common stock of Acquisition then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Merger Consideration. No fractional shares of the common stock of the Surviving Corporation shall be issued in the Merger or upon further redistribution of the Merger Consideration.

         1.2 FILING. As soon as practicable following fulfillment of the conditions specified in Article VII and Article VIII hereof, and provided that this Agreement has not been terminated and abandoned pursuant to Article XI hereof, Acquisition and Splinex will cause an executed counterpart of a certificate of merger in substantially the form of EXHIBIT A hereto (the "CERTIFICATE OF MERGER") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 252 of the Delaware General Corporation Law (the "DGCL").

         1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall be effective at the time that the filing of the Certificate of Merger referred to in Section 1.2 is completed, which time is herein sometimes referred to as the "EFFECTIVE TIME."

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in DGCL Section 259.

         1.5 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of Splinex ("CERTIFICATE OF INCORPORATION"), amended as set forth in the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation and may be amended from time to time after the Effective Time as provided by law.

         1.6 BYLAWS. The bylaws of Splinex as in effect immediately prior to the Effective Time shall continue unchanged as the bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, the Certificate of Incorporation or said bylaws.

         1.7 DIRECTORS AND OFFICERS.

         (a) The members of the board of directors of Splinex immediately prior to the Effective Time shall be the members of the board of directors of the Surviving Corporation.

         (b) The officers of Splinex immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time.

         1.8 DIVIDEND; EXCHANGE AGENT AND PROCEDURES.

         (a) Immediately following the Effective Time, Ener1 shall distribute all of the Merger Consideration on a pro rata basis (the "DISTRIBUTION") to (i) the holders as of the Ener1 Record Date of the outstanding common stock, par value $0.01 per share, of Ener1 (the "ENER1 COMMON STOCK") and (ii) the holders as of the Ener1 Record Date of Convertible Securities, the distribution to the holders of such Convertible Securities to be made in accordance with the terms of such Convertible Securities.

         (b) As soon as practicable after the Effective Time (but no later than five business days after the Closing Date), the Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the shareholders of Ener1 Common Stock and of Convertible Securities as of the Ener1 Record Date, certificates representing the Merger Consideration (together with any dividends or distributions thereon having a record date after the Effective Time and a payment date prior to the delivery of such shares by the Exchange Agent, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 1.1(b). The Exchange Agent shall, pursuant to irrevocable instructions, deliver to the shareholders of Ener1 Common Stock and of Convertible Securities as of the Ener1 Record Date Merger Consideration contemplated to be issued pursuant to
Section 1.1 from the shares of stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall deliver all such dividends referred to above to the Exchange Agent.

         (c) As promptly as practicable after the Effective Time, Ener1 and the Surviving Corporation shall cause the Exchange Agent to mail or deliver to the holders of Ener1 Common Stock as of the Ener1 Record Date (i) certificates representing the number of whole shares of common stock of the Surviving Corporation that such holder has the right to receive pursuant to Section 1.1(b) and (ii) the amount of dividends and other distributions, if any, with a record date after the Effective Time which theretofore became payable with respect to such shares of common stock of the Surviving Corporation. As promptly as practicable after the conversion or exercise of any Convertible Securities into Ener1 Common Stock, Ener1 and the Surviving Corporation shall cause the Exchange Agent to mail or deliver to the shareholders of the Convertible Securities so converted or exercised, (i) certificates representing the number of whole shares of common stock of the Surviving Corporation that such holder has the right to receive pursuant to Section 1.1(b) and (ii) the amount of dividends and other distributions, if any, with a record date after the Effective Time which theretofore became payable with respect to such shares of common stock of the Surviving Corporation. The Surviving Corporation shall be entitled, and may instruct the Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of U.S., State or local or foreign tax law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable shareholder of Ener1 Common Stock.

         (d) Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of common stock of the Surviving Corporation shall be issued in the Distribution and, to the extent any Ener1 shareholder as of the Ener1 Record Date would be entitled to receive a fractional share of common stock of the Surviving Corporation, such fractional share interests will not entitle any such shareholder to vote or to any rights as a stockholder of the Surviving Corporation. All fractional interests in the common stock of the Surviving Corporation that would otherwise be issuable in the Distribution shall be aggregated; provided, that if a fractional interest results from such aggregation, the holder shall not be entitled to receive such fractional interest. Ener1 may direct the Exchange Agent to aggregate all fractional interests in the common stock of the Surviving Corporation resulting from the Merger and sell shares representing such aggregate interests in the public market and pay such proceeds to Ener1.

         1.9 NO FURTHER OWNERSHIP RIGHTS IN ACQUISITION COMMON STOCK. All shares of common stock of the Surviving Corporation issued pursuant to Section 1.1(b) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of common stock of Splinex converted in the Merger in accordance with Section 1.1.

         1.10 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the shareholders of Ener1 as of the Record Date on the six-month anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholder of Ener1 Common Stock as of the Ener1 Record Date shall thereafter look only to the Surviving Corporation for payment of their claim for common stock of the Surviving Corporation and any dividends or distributions with respect to common stock of the Surviving Corporation; PROVIDED, HOWEVER, that Ener1 may direct the Exchange Agent to retain any portion of the Exchange Fund to be distributed to holders of Convertible Securities in accordance with the terms of such Convertible Securities for a period of time designated by Ener1.

         1.11 NO LIABILITY. None of the parties hereto shall be liable to any shareholder of Ener1 Common Stock as of the Ener1 Record Date for shares of common stock of the Surviving Corporation (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION

         Acquisition represents and warrants to Splinex as of the date hereof and as of the Closing Date:

         2.1 CORPORATE ORGANIZATION, ETC. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. It is duly qualified or licensed to do business and is in corporate and Tax good standing in the State of its jurisdiction of incorporation which is the only jurisdictions in which it conducts its business, owns or leases its properties, or is required to be so qualified or licensed.

         2.2 SUBSIDIARIES. Acquisition has no Subsidiaries.

         2.3 STOCK RECORD BOOKS. Acquisition's stock record books have been made available to Splinex for inspection prior to the date hereof and are complete and correct in all respects. The outstanding capital stock of Acquisition consists of ten shares of common stock, which is held entirely by Ener1, Inc., a Florida corporation. There are no shares of capital stock of Acquisition held in its treasury and no shares of capital stock of Acquisition are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

         2.4 BOOKS AND RECORDS. The corporate minute books of Acquisition have been made available to Splinex for inspection and are complete and correct in all material respects and contain all of the proceedings of the shareholders and directors of Acquisition.

         2.5 TITLE TO STOCK. All of the outstanding shares of the capital stock of Acquisition are duly authorized, validly issued, fully paid and nonassessable, are free of all Liens and Contracts, and have been issued in compliance with all applicable securities laws. There is no outstanding Option or Contract with Acquisition or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of Acquisition, or securities or obligations of any kind convertible into any shares of the capital stock of Acquisition.

         2.6 AUTHORIZATION, ETC. Acquisition has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the board of directors of Acquisition and the stockholders of Acquisition and no other proceedings by the board of directors or stockholders of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by Acquisition each constitutes a legal, valid and binding obligation of Acquisition enforceable against it in accordance with its terms.

         2.7 NO VIOLATION. The execution, delivery and performance by Acquisition of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Acquisition, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default or event of default under (with due notice, lapse of time or both), (iii) result in the creation of any Lien upon Acquisition's capital stock or assets pursuant to,
(iv) give any third party the right to accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the charter or bylaws of Acquisition or any applicable Regulation, Order or any Contract to which Acquisition is subject, other than filing the Certificate of Merger with the Secretary of State of the State of Delaware. Acquisition has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.8 NO OPERATIONS. Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

         2.9 REGISTRATION STATEMENT. None of the information regarding Acquisition or its subsidiaries provided by Acquisition for inclusion in, or incorporation by reference into, the Registration Statement will, at the time it becomes effective and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         2.10 BROKERAGE. Other than amounts to be paid to Capitalink, L.C., there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Acquisition.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SPLINEX

         Splinex represents and warrants to Acquisition and Ener1 as follows as of the date hereof and as of the Closing Date:

         3.1 CORPORATE ORGANIZATION, ETC. Splinex is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. It is duly qualified or licensed to do business and is in corporate and Tax good standing in the States of Florida and Delaware, which are the only jurisdictions in which it conducts its business, owns or leases its properties, or is required to be so qualified or licensed.

         3.2 SUBSIDIARIES. Splinex has no Subsidiaries.

         3.3 STOCK RECORD BOOKS. Splinex's stock record books have been made available to Acquisition for inspection prior to the date hereof and are complete and correct in all respects. The authorized, issued and outstanding capital stock of Splinex consists of 1,000 shares of common stock, which is held entirely by Splinex, LLC, a Florida limited liability company. There are no shares of capital stock of Splinex held in its treasury and no shares of capital stock of Splinex are currently reserved for issuance for any purpose or upon the occurrence of any event or condition. Splinex does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exercisable for securities having the right to vote) with the stockholders of Splinex on any matter.

         3.4 BOOKS AND RECORDS. The corporate minute books of Splinex have been made available to Acquisition for inspection are complete and correct in all material respects and contain all of the proceedings of the shareholders and directors of Splinex. Splinex has no material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under its exclusive ownership and direct control.

         3.5 TITLE TO STOCK. All of the outstanding shares of the capital stock of Splinex are duly authorized, validly issued, fully paid and nonassessable, are free of all Liens and Contracts, and have been issued in compliance with all applicable securities laws and are not subject to any preemptive rights. There are no Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of Splinex or requiring Splinex make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Splinex has not redeemed any securities in violation of any Contract or Regulation.

         3.6 AUTHORIZATION, ETC. Splinex has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the board of directors of Splinex and the stockholder of Splinex and no other proceedings by the directors or stockholder of Splinex are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by Splinex each constitutes a legal, valid and binding obligation of Splinex enforceable against it in accordance with its terms.

         3.7 NO VIOLATION. The execution, delivery and performance by Splinex of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Splinex, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default or event of default under (with due notice, lapse of time or both), (iii) result in the creation of any Lien upon Splinex's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the charter or bylaws of Splinex or any applicable Regulation, Order or any Contract to which Splinex is subject other than filing the Certificate of Merger with the Secretary of State of the State of Delaware. Splinex has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.8 SPLINEX FINANCIAL STATEMENTS. (a) Splinex has made available its audited year-end financial statements for the year ended March 31, 2004 (the "SPLINEX FINANCIAL STATEMENTS") for inspection by Acquisition and Ener1. The Splinex Financial Statements fairly present the financial condition of Splinex at the respective date of, and the results of operations and cash flows for the period covered by such statements, have been prepared in accordance with GAAP and were prepared from the books and records of Splinex.

         (b) Except as set forth in the Splinex Financial Statements or on
SCHEDULE 3.8(B) hereto, Splinex does not have any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to Splinex, whether due or to become due) and has no knowledge or any basis for such liabilities, except for Indebtedness, obligations or liabilities incurred in the ordinary course of business since March 31, 2004.

         3.9 EMPLOYEES. Splinex has no collective bargaining agreements and, since its organization, there have been no strikes, work stoppages nor any demands for collective bargaining by any union or labor organization.

         3.10 ABSENCE OF CERTAIN CHANGES. Since March 31, 2004, there has not been any: (i) Material Adverse Change in the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of Splinex; (ii) damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to Splinex's property and business; (iii) declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of Splinex's capital stock, or any redemption or other acquisition of such stock by Splinex; (iv) entry into any material Contract or other transaction not in the ordinary course of business, including without limitation, any borrowing or capital expenditure; (v) change by Splinex in accounting methods or principles;
(vi) failure by Splinex to promptly pay and discharge current liabilities; (vii) Lien placed on any property of Splinex other than Permitted Liens; or (viii) increase in the compensation payable to or to become payable by Splinex to its officers or employees or any adoption of or increase in any bonus, incentive, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of Splinex.

         3.11 CONTRACTS. Splinex has made available to Acquisition and Ener1 true and complete copies of all the Contracts to which Splinex is a party. Splinex has performed all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any Claim of default or breach under any material Contract to which Splinex is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a default, material breach or event of non-compliance under any material Contract to which Splinex is subject (including without limitation all performance bonds, warranty obligations or otherwise); Splinex does not have any present expectation or intention of not fully performing all such material obligations; Splinex does not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

         3.12 TITLE AND RELATED MATTERS. (a) Splinex has good and marketable title to all real and personal property and other assets reflected in the Splinex Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, except Permitted Liens. All properties used in Splinex's business operations as of the Financial Statement Date are reflected in the Splinex Financial Statements and are reflected therein in accordance with and to the extent required by GAAP, except as to those assets that are leased.

         (b) Splinex has received no written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

         (c) There has not been since the Financial Statement Date, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by Splinex of any of its assets or properties, now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by Acquisition and Ener1 in writing. After the Closing, Splinex will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with its business.

         3.13 LITIGATION. There is no Claim pending or, to the best knowledge of Splinex, threatened against Splinex which, if adversely determined, would have a Material Adverse Effect on Splinex nor is there any Order outstanding against Splinex having, or which, insofar as can be reasonably foreseen, in the future may have, a Material Adverse Effect on Splinex.

         3.14 TAX MATTERS. Splinex has filed all Tax Returns required to be filed and has duly paid all relevant Taxes due or claimed to be due by all Taxing Authorities. From the date hereof until the Closing Date Splinex shall fully reserve on its financial statements all amounts necessary for the payment of all Taxes that have accrued up to and including the Closing Date. All Taxes which are required to be withheld or collected by Splinex have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable law. There are no Liens for Taxes upon any property or assets of Splinex, except for Liens for Taxes not yet due and payable. The items relating to the business, properties or operations of Splinex on the Tax Returns filed by Splinex for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to Ener1, state accurately, in all material respects the information requested with respect to Splinex and such information was derived from Splinex's books and records. Splinex is not subject to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Federal income tax purposes. Splinex is not party to any tax sharing agreement. Splinex has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

         3.15 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 3.15, Splinex owns all right, title and interest in the Proprietary Rights used in or necessary for its business as conducted on the date hereof and as proposed to be conducted on the date hereof. All such Proprietary Rights have been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on SCHEDULE 3.15, no Claim adverse to the interests of Splinex in the Proprietary Rights or Contracts necessary to operate Splinex as proposed in its business plan has been made in litigation or otherwise and, to the knowledge of Splinex, no such Claim been threatened and no basis for such a Claim exists. Splinex has taken all reasonable measures to protect the proprietary nature of each Proprietary Right, and to maintain in confidence all trade secrets and confidential information that it owns or uses. To the knowledge of Splinex, (i) no other Person has any rights to any of the Proprietary Rights owned or used by Splinex except pursuant to agreements or licenses specified in SCHEDULE 3.15 hereto, (ii) no other Person is infringing, violating or misappropriating any such Proprietary Right that Splinex owns or uses and (iii) no Proprietary Right is subject to any outstanding Order or Claim.

         3.16 AFFILIATE TRANSACTIONS. SCHEDULE 3.16 hereto sets forth a complete and accurate list of all oral or written Contracts to which Splinex is, will be or has been a party, at any time from its formation to the Closing Date, and to which any one or more Affiliates is also a party.

         3.17 INSURANCE. Splinex currently has, and through the Closing Date will have, Policies in full force and effect that provide for coverages that are usual and customary as to amount and scope in the business of Splinex. All of the Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect to any Policy.

         3.18 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Splinex.

         3.19 COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT REGULATIONS. Splinex is presently, and has been since its formation, in compliance with regard to its operations, practices, real property, plants, structures, machinery, equipment and other property, and all other aspects of its business, with all applicable Regulations and Orders, including, but not limited to, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety. There are no Claims pending, or threatened, nor has Splinex received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over Splinex including any requirement of OSHA or any pollution and environmental control agency (including air and water).

         3.20 LOAN AGREEMENT. The Revolving Loan Agreement dated June 9, 2004 between Splinex and Bzinfin, S.A. (the "LOAN AGREEMENT") is in full force and effect.

         3.21 PERMITS. Splinex possesses all Permits requires to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on the assets, financial condition, results of operations or future prospects of Splinex. Each such Permit is in full force and effect and, to the knowledge of Splinex, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

         3.22 FOREIGN CORRUPT PRACTICES. To Splinex's knowledge, neither Splinex, nor any director, officer, agent, employee or other person acting on behalf of Splinex, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

         3.23 DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Ener1 by or on behalf of Splinex with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which Splinex has not disclosed to Ener1 herein and of which Splinex, or any of its officers or directors is aware and which could reasonably be anticipated to have a Material Adverse Effect on Ener1 or the ability of the Surviving Corporation to continue the businesses of Splinex in the same manner as Splinex conducted its business prior to the Closing Date. Splinex has disclosed to Ener1 all material information relating to the business of Splinex or the transactions contemplated by this Agreement. Splinex will update or have updated, as applicable, the Schedules and Exhibits hereto to reflect any and all changes that occurred from the date hereof through and including the Closing Date PROVIDED, HOWEVER, that such update shall not be deemed to cure any breach of a representation or warranty.

         3.24 REGISTRATION STATEMENT. None of the information regarding Splinex or its subsidiaries provided by Splinex for inclusion in, or incorporation by reference into, the Registration Statement will, at the time it becomes effective and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF ENER1

         Ener1 represents and warrants to Splinex as of the date hereof and as of the Closing Date:

         4.1 CORPORATE ORGANIZATION, ETC. Ener1 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. It is duly qualified or licensed to do business and is in corporate and Tax good standing in the State of its jurisdiction of incorporation any other State in which it conducts its business, owns or leases its properties, or is required to be so qualified or licensed except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Ener1 and its Subsidiaries taken as a whole.

         4.2 AUTHORIZATION, ETC. Ener1 has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the board of directors of Ener1 and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by Ener1 each constitutes a legal, valid and binding obligation of Ener1 enforceable against it in accordance with its terms.

         4.3 NO VIOLATION. Other than as set forth on SCHEDULE 4.3, the execution, delivery and performance by Ener1 of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Ener1, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default or event of default under (with due notice, lapse of time or both), (iii) result in the creation of any Lien upon Ener1's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the charter or bylaws of Ener1 or any applicable Regulation, Order or any Contract to which Ener1 is subject. Ener1 has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         4.4 BROKERAGE. Other than amounts to be paid to Capitalink, L.C., there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Ener1.

         4.5 OPINION OF ENER1 FINANCIAL ADVISOR. Ener1 has received an opinion of Capitalink, L.C. to the effect that as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to the shareholders of Ener1.

                                    ARTICLE V
                   MUTUAL COVENANTS OF ACQUISITION AND SPLINEX

         Until the Closing Date, Splinex and Acquisition agree that they shall act, or refrain from acting where required hereinafter, to comply with the following:

         5.1 REGULAR COURSE OF BUSINESS. Each of Splinex and Acquisition: shall operate its business diligently and in good faith, consistent with past management practices; shall maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; shall maintain (except for expiration due to lapse of time) all leases and material Contracts in effect without change except as expressly provided herein; shall comply in all material respects with the provisions of all Regulations and Orders applicable to it and the conduct of its business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $5,000 other than in connection with returns for credit or replacement in the ordinary course of business; shall not alter the rate or basis of compensation of any of its officers, directors or employees other than in the ordinary course of business; shall not, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets with a value in excess of $5,000, and shall maintain the insurance coverage in effect on the date hereof up to the Closing Date.

         5.2 AMENDMENTS. Except as required for the transactions contemplated in this Agreement, no change or amendment shall be made in the charter or bylaws of Splinex. No amendment shall be made in the charter or bylaws of Acquisition without the prior written consent of Splinex. Neither Splinex nor Acquisition shall merge into or consolidate with any other Person or change the character of its business.

         5.3 CAPITAL CHANGES; PLEDGES. Neither Splinex nor Acquisition shall issue or sell any shares of its capital stock or issue or sell any securities convertible into or Options to subscribe for any shares of its capital stock or pledge or otherwise encumber any shares of its capital stock.

         5.4 DIVIDENDS. Other than as contemplated by this Agreement, neither Splinex nor Ener1 shall declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock.

         5.5 CAPITAL AND OTHER EXPENDITURES. Neither Splinex nor Acquisition shall make any capital expenditures or commitments with respect thereto, or make any loan or advance to any Affiliate.

         5.6 BORROWING. Neither Splinex nor Acquisition shall incur, assume or Guarantee any Indebtedness not reflected on their respective financial statements except in the ordinary course of business under existing credit facilities or for purposes of consummation of transactions contemplated by this Agreement, and in any case only after consultation with, and agreement in writing by, the other party.

         5.7 OTHER COMMITMENTS. Except as set forth in this Agreement, except as incurred or transacted in the ordinary course of business, or permitted in writing by the other party, neither Splinex nor Acquisition shall enter into any transaction or make any commitment or incur any obligation (including entering into any real property leases).

         5.8 PREPARATION OF FORM S-1; OTC BULLETIN BOARD.

         (a) Promptly following the execution of this Agreement, Splinex and Ener1 shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 to register (i) the issuance of the common stock of the Surviving Corporation in the Merger and (ii) the resale of the common stock of the Surviving Corporation held by affiliates of the Surviving Corporation, including, without limitation, Splinex, LLC and Ener1 Group, Inc. (the "SELLING STOCKHOLDERS"), including any shares of common stock of the Surviving Corporation held by the Selling Stockholders prior to the Merger and any shares of common stock of the Surviving Corporation received by the Selling Stockholders in the Merger (the "REGISTRATION STATEMENT"). Ener1 shall furnish to Splinex all information concerning it as is required by the SEC in connection with the preparation of the Registration Statement. Splinex shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective until the fifth anniversary of the effective date of the Registration Statement, and Ener1 shall use its reasonable best efforts to assist Splinex in this regard. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Registration Statement and advise one another of any oral comments with respect to the Registration Statement received from the SEC. The parties hereto will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Registration Statement. No amendment or supplement to the Registration Statement shall be filed without the approval of Splinex and Ener1, which approvals shall not be unreasonably withheld or delayed. Ener1 will cause the prospectus included in the Registration Statement to be mailed to Ener1's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Registration Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

         (b) If any event should occur that results in the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Registration Statement, Splinex and Ener1 shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and Ener1 shall, as may be required by the SEC, mail to its shareholders each such amendment or supplement.

         (c) Ener1 shall pay, by wire transfer of immediately available funds to the SEC, any registration fee required by the SEC in connection with the Registration Statement. All other expenses incurred in connection with the Registration Statement, including (without limitation) all printers' and accounting fees, shall be borne by Splinex. All underwriting discounts and commissions and fees and expenses of counsel and other advisors to each Selling Stockholder shall be borne by such Selling Stockholder.

         (d) Splinex and Ener1 shall use their respective reasonable best efforts to cause the common stock of the Surviving Corporation to be quoted on the Over-the-Counter Bulletin Board as soon as practicable following the date the Registration Statement is declared effective under the Securities Act.

         5.9 FULL ACCESS AND DISCLOSURE. (a) Each of Splinex and Acquisition shall afford to the other party and its counsel, accountants, agents and other authorized representatives reasonable access during business hours to the party's plants, properties, books and records in order that the other party may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the other party; and each party shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the other party shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of the party.

         (b) From time to time prior to the Closing Date, each party hereto shall promptly supplement or amend information previously delivered to the other party with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed; PROVIDED, HOWEVER, that such supplemental information shall not be deemed to be an amendment to any schedule or exhibit hereto.

         5.10 CONFIDENTIALITY. Each party hereto agrees that the party and its representatives and its Affiliates and their representatives and advisors will hold in strict confidence all data and information obtained from the other party or any of their Affiliates in connection with the transactions contemplated hereby, except any of the same which: (i) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the party and its representatives and its Affiliates and their representatives and advisors is bound); (ii) was known to the party prior to its disclosure as demonstrated by the party's written records; or (iii) is disclosed to the party by a third party not subject to any duty of confidentiality to the party or any of its Affiliates prior to its disclosure to the party. Each party hereto will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, each party hereto and its Affiliates and their representatives and advisors will promptly return to the other party all such data, information and other written material (including all copies thereof) which has been obtained by the party, and the party will make no further use whatsoever of any of such or the information and knowledge contained therein or derived therefrom.

         5.11 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of Splinex and Acquisition shall use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing.

         5.12 DELIVERIES AFTER CLOSING. From time to time after the Closing, at Splinex or Acquisition's request and without expense to the party, the party receiving the request shall execute and deliver such other instruments of conveyance and transfer and take such other action as the other reasonably may require to convey, transfer to and vest in the other party and to put the other party's possession of any rights or property to be sold, conveyed, transferred and delivered hereunder.

         5.13 PUBLIC ANNOUNCEMENTS. No party hereto, nor any Affiliate, representative or shareholder thereof, shall disclose any of the terms of this Agreement to any third party without the other parties' prior written consent. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior approval of both Splinex and Ener1, which approval shall not be unreasonably withheld. No press releases, public announcements or publicity statements shall be released by any party to this Agreement without such prior agreement among all the parties to this Agreement. Notwithstanding anything to the contrary herein, in the case of press releases, public announcements or publicity statements which Ener1 is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if Ener1 shall have given, to the extent reasonably possible, not less than two calendar days prior notice to Splinex, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with Splinex

         5.14 SEC FILINGS. After the Closing, Splinex shall use its reasonable best efforts to timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination. Splinex will timely file such reports under the Exchange Act as are necessary to make generally available to holders of its securities as soon as may be practicable an earnings statement (which need not be audited but shall be in reasonable detail) covering a period of 12 months commencing after the effective date of the Registration Statement, which will satisfy the provisions of Section 11(a) of the Securities Act (including Rule 158 of the rules and regulations thereunder)

                                   ARTICLE VI
                    CONDITIONS TO THE OBLIGATIONS OF SPLINEX

         Each and every obligation of Splinex under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Splinex:

         6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of Acquisition and Ener1 contained in Articles II and IV and elsewhere in this Agreement and all information contained in any Exhibit or Schedule delivered by, or on behalf of, Acquisition or Ener1 to Splinex, shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality, in which case such representations and warranties shall be true, correct and complete without further qualification) when made and on the Closing Date as though then made, except as expressly provided herein. Acquisition and Ener1 shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The chief executive officer of each of Acquisition and of Ener1 shall each have delivered to Splinex a certificate, dated as of the Closing Date, in the form designated EXHIBIT B hereto, certifying to the foregoing.

         6.2 CONSENTS AND APPROVALS. Acquisition, Splinex and Ener1 shall have obtained any and all consents, approvals, Orders, qualifications, licenses, Permits or other authorizations required by all applicable Regulations, Orders and Contracts of Splinex or binding on its properties and assets, with respect to the execution, delivery and performance of the Agreement, the financing and consummation of the transactions contemplated herein and the conduct of the business of Splinex in the same manner after the Closing Date as before the Closing Date.

         6.3 NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         6.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to Splinex's counsel, and Acquisition shall have made available to Splinex for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of Acquisition that Splinex may reasonably request in connection with said transaction.

         6.5 SECRETARY'S CERTIFICATE. Splinex shall have received a certificate by the secretary of Acquisition, as to the charter and bylaws of Acquisition, the resolutions adopted by the directors and stockholders of Acquisition in connection with this Agreement, the incumbency of certain officers of Acquisition and the jurisdictions in which Acquisition is qualified to conduct business in the form of EXHIBIT C hereto.

         6.6 CERTIFICATES OF GOOD STANDING. At the Closing, Acquisition shall have delivered to Splinex certificates issued by the appropriate governmental authorities evidencing the good standing of Acquisition as of a date not more than 15 days prior to the Closing Date as a corporation organized under the laws of the State of Delaware and as a foreign corporation authorized to do business under the laws of the State of Florida.

         6.7 OTHER DOCUMENTS. Acquisition shall have furnished Splinex with such other and further documents and certificates, including certificates of Acquisition's officers and others, as Splinex shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

         6.8 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order and no similar proceeding in respect of the Registration Statement shall have been initiated or threatened by the SEC and not concluded or withdrawn.

                                   ARTICLE VII
             CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND ENER1

         Each and every obligation of Acquisition and Ener1 under this Agreement, shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Acquisition and Ener1:

         7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of Splinex contained in Article III and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, Splinex to Acquisition or Ener1, shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality, in which case such representations and warranties shall be true, correct and complete without further qualification) when made and on the Closing Date as though then made. Splinex shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. An officer of Splinex shall have delivered to Acquisition a certificate, dated as of the Closing Date, in the form designated EXHIBIT B hereto, certifying to the foregoing.

         7.2 CONSENTS AND APPROVALS. Splinex, Acquisition and Ener1 shall have obtained any and all material consents, approvals, Orders, qualifications, licenses, permits or other authorizations required by all applicable Regulations, Orders or Contracts, with respect to the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated herein.

         7.3 OPINION OF COUNSEL. Acquisition shall have received an opinion of Splinex's counsel, dated as of the Closing Date and addressed to Acquisition, reasonably satisfactory to Acquisition in form and substance.

         7.4 NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or executive order promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.5 SECRETARY'S CERTIFICATE. Acquisition shall have received a certificate by the secretary of Splinex, dated as of the Closing Date, as to the charter and bylaws of Splinex, the resolutions adopted by the directors of Splinex in connection with this Agreement, the incumbency of certain officers of Splinex and the jurisdictions in which Splinex is qualified to conduct business in the form of EXHIBIT C hereto.

         7.6 CERTIFICATES OF GOOD STANDING. At the Closing, Splinex shall have delivered to Acquisition certificates issued by the appropriate governmental authorities evidencing the good standing of Splinex as of a date not more than 15 days prior to the Closing Date as a corporation organized under the laws of the State of Delaware and as a foreign corporation authorized to do business under the laws of the State of Florida.

         7.7 OTHER DOCUMENTS. Splinex shall have furnished Acquisition with such other and further documents and certificates, including certificates of Splinex's officers and others, as Acquisition shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

         7.8 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to Acquisition's counsel, and Splinex shall have made available to Acquisition for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of Splinex that Acquisition may reasonably request in connection with said transaction.

         7.9 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order and no similar proceeding in respect of the Registration Statement shall have been initiated or threatened by the SEC and not concluded or withdrawn.

         7.10 LOAN AGREEMENT. The Loan Agreement shall be in full force and effect and Bzinfin, S.A. shall have performed all obligations required to be performed by it thereunder and shall not be in default in any respect thereunder.

         7.11 ELECTION BY CERTAIN CONVERTIBLE SECURITIES HOLDERS. None of the holders of Ener1's 5% Senior Secured Convertible Debentures Due 2009 (the "ENER1 DEBENTURES") or of the Warrants to purchase the Ener1 Common Stock issued in connection with the Ener1 Debentures (the "ENER1 WARRANTS") shall have elected to adjust the conversion price of the Debentures or the exercise price of the Ener1 Warrants as a result of the Distribution.

         7.12 CONTRIBUTION. Splinex, LLC shall have contributed substantially all of its assets and liabilities to Splinex.

                                  ARTICLE VIII
                                     CLOSING

         8.1 CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article XI hereof, a closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held on the Effective Date or on such other date (the "CLOSING DATE") agreed upon by Splinex and Acquisition.

         8.2 INTERVENING LITIGATION. If prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated herein for a period of 15 days or longer, the Closing shall be adjourned at the option of either party for a period of not more than 30 days. If at the end of such 30-day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

                                   ARTICLE IX
                           TERMINATION AND ABANDONMENT

         9.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned:

         (a) by mutual written consent of the parties hereto;

         (b) by Splinex or Acquisition if this Agreement is not consummated on or before December 31, 2004; PROVIDED that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this
Section 9.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law; or

         (c) (i) by Splinex if as of the Closing Date any of the conditions specified in Article VI hereof have not been satisfied or if Acquisition or Ener1 are otherwise in default under this Agreement or if at any time prior to the Closing Date it becomes apparent to Splinex that Acquisition and Ener1 will be unable to so satisfy one or more of the closing conditions in Article VI or
(ii) by Acquisition if as of the Closing Date any of the conditions specified in
Article VII hereof have not been satisfied or if Splinex is otherwise in default under this Agreement or if at any time prior to the Closing Date it becomes apparent to Acquisition that Splinex will be unable to so satisfy one or more of the closing conditions in Article VII.

         9.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to Section 9.1 hereof, and subject to the proviso contained in Section 9.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

         (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

         (b) all information received by any party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

         (c) other than as provided in Section 11.15, no non-breaching party hereto shall have any liability or further obligation to any other party to this Agreement.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 INDEMNIFICATION BY SPLINEX. Splinex agrees to indemnify, to the extent permitted by law, Ener1, its officers, directors, employees, agents and representatives and each Person who controls (within the meaning of the Securities Act) Ener1 (collectively, the "ENER1 INDEMNITEES") against all losses, claims, actions, damages, liabilities and expenses (collectively, "LOSSES") based on (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, or any prospectus or preliminary prospectus included therein or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation by Splinex of any rule or regulation promulgated under the Securities Act applicable to Splinex and relating to action or inaction required of Splinex in connection with any such registration, qualification or compliance, and to pay to each Ener1 Indemnitee, as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action (except as otherwise provided in this Section 10.1), except insofar as the same are caused by or contained in any information furnished in writing to Splinex by Ener1 expressly for use in the Registration Statement, prospectus or preliminary prospectus included therein or any amendment thereof or supplement thereto.

         10.2 INDEMNIFICATION BY ENER1. Ener1 agrees to indemnify, to the extent permitted by law, Splinex, its officers, directors, employees, agents and representatives and each Person who controls (within the meaning of the Securities Act) Splinex (collectively, the "SPLINEX INDEMNITEES") against any Losses caused by (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, or any prospectus or preliminary prospectus included therein or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by Ener1 expressly for us in the Registration Statement or (ii) any violation by Ener1 of any rule or regulation promulgated under the Securities Act applicable to Ener1 and relating to action or inaction required of Ener1 in connection with any such registration, qualification or compliance, and to pay to each Splinex Indemnitee, as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action.

         10.3 PROCEDURES. Any Person entitled to indemnification hereunder shall
(i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of counsel to any indemnified party a conflict of interest may exist if the same counsel were to represent such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the Holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

         10.4 SURVIVAL. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party.

         10.5 CONTRIBUTION. If the indemnification provided for in this
Article X is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of competent jurisdiction.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

         11.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein.

         11.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         11.3 CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION. (a) Definitions.

         "ACQUISITION" has the meaning set forth in the preamble hereto.

         "AFFILIATE" means, with regard to any Person, (i) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (ii) any Person, directly or indirectly, in which such Person holds, of record or beneficially, 5% or more of the equity or voting securities, (iii) any Person that holds, of record or beneficially, 5% or more of the equity or voting securities of such Person, (iv) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (v) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person or
(vi) any director, officer, partner or individual holding a similar position in respect of such Person.

         "AGREEMENT" has the meaning set forth in the preamble hereto.

         "AUTHORITY" means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, Federal, State or local.

         "CERTIFICATE OF INCORPORATION" has the meaning set forth in Section
1.5.

         "CERTIFICATE OF MERGER" has the meaning set forth in Section 1.2.

         "CLAIM" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

         "CLOSING" has the meaning set forth in Section 8.1.

         "CLOSING DATE" has the meaning set forth in Section 8.1.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.

         "CONTRACT" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

         "CONVERTIBLE SECURITIES" means any security (i) convertible into or exercisable for shares of Ener1 Common Stock and (ii) whose terms entitle the holder thereof to receive shares of common stock of the Surviving Company in the Distribution.

         "DGCL" has the meaning set forth in Section 1.2.

         "DISTRIBUTION" has the meaning set forth in Section 1.8.

         "EFFECTIVE TIME" has the meaning set forth in Section 1.3.

         "ENER1" has the meaning set forth in the preamble hereto.

         "ENER1 COMMON STOCK" has the meaning set forth in Section 1.8 hereof.

         "ENER1 DEBENTURES" has the meaning set forth in Section 7.11.

         "ENER1 RECORD DATE" means on the date to be determined by the Board of Directors of Ener1 as the record date for determining stockholders of Ener1 entitled to receive the Merger Consideration, which date shall be the day of, or the business day immediately preceding the day of, the Effective Time, but the close of business on such date shall in any event precede the Effective Time.

         "ENER1 WARRANTS" has the meaning set forth in Section 7.11.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" means the American Stock Transfer & Trust Company.

         "EXCHANGE FUND" has the meaning set forth in Section 1.8.

         "ENER1 INDEMNITEES" has the meaning set forth in Section 10.1.

         "EXHIBITS" means the exhibits to this Agreement.

         "FUNDING COMMITMENT" has the meaning set forth in the recitals hereto.

         "GAAP" means generally accepted accounting principles, consistently applied, as in existence at the date hereof.

         "GUARANTEE" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (i) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (ii) any Contract (A) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (B) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (C) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

         "INDEBTEDNESS" with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (i) any obligation or liabilities incurred for all or any part of the purchase price of property, services or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business and which are not more than 30 days past due, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due), (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all indebtedness, liabilities and obligations secured by a Lien (other than a Permitted Lien) existing on property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person, (iv) capitalized lease obligations, (v) all Guarantees of such Person, (vi) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, surety or other bonds and similar instruments; and (vii) all liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.

         "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature.

         "LOAN AGREEMENT" has the meaning set forth in Section 3.20.

         "LOSSES" has the meaning set forth in Section 10.1.

         "MATERIAL ADVERSE CHANGE" means any developments or changes which would have a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which would reasonably be expected to have a material adverse effect in respect of the party's business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

         "MERGER" has the meaning set forth in the recitals hereto.

         "MERGER CONSIDERATION" means 5,000,000 shares of common stock of the Surviving Corporation, after the common stock of the Surviving Corporation has been split 1:95,000.

         "OPTION" means any subscription, option, warrant, right, security, Contract, commitment, understanding, outstanding or stock appreciation, phantom stock option, profit participation or arrangement by which the party is bound to issue any additional shares of its capital stock or rights pursuant to which any Person has a right to purchase shares of the party's capital stock.

         "ORDER" means any decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by an Authority.

         "PERMITS" means all permits, licenses, registrations, certificates, Orders or approvals from any Authority or other Person (including without limitation those relating to the occupancy or use of owned or leased real property) issued to or held by the party.

         "PERMITTED LIENS" means (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets, (iii) Liens reflected in the Financial Statements or the notes thereto, (iv) the rights of customers of the party with respect to inventory or work in progress under orders or Contracts entered into by the party in the ordinary course of business, (v) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien and (vi) deposits or pledges to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business.

         "PERSON" means any corporation, partnership, limited liability company, joint venture, organization, entity, Authority or natural person.

         "POLICIES" means all Contracts that insure (i) the party's properties, plant and equipment for loss or damage and (ii) the party or its officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

         "PROPRIETARY RIGHTS" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing and (viii) copies and tangible embodiments thereof.

         "REGISTRATION STATEMENT" has the meaning set forth in Section 5.8.

         "REGULATION" means any rule, law, code, statute, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

         "SCHEDULES" means the schedules to this Agreement.

         "SEC" has the meaning set forth in Section 5.8.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLING STOCKHOLDERS" has the meaning set forth in Section 5.8.

         "SPLINEX" has the meaning set forth in the preamble hereto.

         "SPLINEX FINANCIAL STATEMENTS" has the meaning set forth in Section
3.8.

         "SPLINEX INDEMNITEES" has the meaning set forth in Section 10.2.

         "SUBSIDIARY" any Person (i) in which the party has an ownership interest, or (ii) to which the party has advanced funds or provided financial accommodations , in each case secured by an ownership interest or (iii) in which the party has an Option to acquire an ownership interest.

         "SURVIVING CORPORATION" has the meaning set forth in Section 1.1.

         "TAX RETURNS" means Federal, State, foreign and local tax reports, returns, information returns and other documents.

         "TAXES" means including without limitation income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties).

         "TAXING AUTHORITIES" means Internal Revenue Service and any other Federal, State, or local authority which has the right to impose Taxes on the party.

         (b) Rules of Construction.Words in the singular shall include the plural and vice versa, and words importing the masculine shall include the feminine and neuter and vice versa.

         11.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses:

         (a)      If to Acquisition, to:

                  Ener1 Acquisition Corp.
                  500 West Cypress Creek Road, Suite 120
                  Fort Lauderdale FL 33309
                  Attention: Kevin Fitzgerald, President
                  Fax: (954) 202-2884
         with a copy to:

                  Stephen I. Glover Esq.
                  Gibson, Dunn & Crutcher LLP
                  1050 Connecticut Avenue, NW
                  Washington, DC 20036
                  Fax: (202) 467-0539

or to such other Person or address as Acquisition shall furnish by notice to the other parties in writing.

         (b)      If to Splinex, to:

                  Splinex Technology Inc.
                  550 W. Cypress Creek Road, Suite 410
                  Fort Lauderdale FL 33309
                  Attention: Peter Novak

         with a copy to:

                  Victor M. Alvarez, Esq.
                  White & Case LLP
                  200 South Biscayne Boulevard, Suite 4900
                  Miami, Florida 33131

or to such other Person or address as Splinex shall furnish by notice to the other parties in writing.

         (c)      If to Ener1, to:

                  Ener1, Inc.
                  500 West Cypress Creek Road, Suite 120
                  Fort Lauderdale FL 33309
                  Attention: Kevin Fitzgerald

         with a copy to:

                  Stephen I. Glover Esq.
                  Gibson, Dunn & Crutcher LLP
                  1050 Connecticut Avenue, NW
                  Washington, DC 20036
                  Fax: (202) 467-0539
or to such other Person or address as Ener1 shall furnish by notice to the other parties in writing.

         11.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         11.6 GOVERNING LAW. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         11.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.8 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.9 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings among the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         11.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS. All parties hereto hereby irrevocably submit to the jurisdiction of the State or Federal courts located in Miami-Dade County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         11.11 BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         11.12 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         11.13 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         11.14 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         11.15 EXPENSES. Unless otherwise provided herein, each party hereto shall bear its own expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.

         11.16 WAIVER OF JURY TRIAL. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

                           (signature page to follow)

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement and Plan of Merger as of the date first set forth above.

                                        ENER1 ACQUISITION CORP.


                                        By:   /s/ Kevin Fitzgerald
                                             -----------------------------------
                                             Name: Kevin Fitzgerald
                                             Title: President

                                        SPLINEX TECHNOLOGY INC.


                                        By:   /s/ Peter Novak
                                             -----------------------------------
                                             Name: Peter Novak
                                             Title: President

                                        ENER1, INC.


                                        By:   /s/ Kevin Fitzgerald
                                             -----------------------------------
                                             Name: Kevin Fitzgerald
                                             Title: Chief Executive Officer



                                       S-1